Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THIRD QUARTER AND FIRST NINE MONTHS OF 2019

SAN DIEGO, CALIFORNIA, November 4, 2019....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the third quarter and nine months ended September 30, 2019. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended September 30, 2019:

•	Net income per share was $0.32

•	AFFO per share increased 2.5% to $0.83, compared to the quarter ended September 30, 2018

•	Invested $411.5 million in 51 properties and properties under development or expansion

•	Raised $572.4 million from the sale of common stock

•	Announced transaction to acquire 454 properties from CIM Real Estate Finance Trust, Inc. ("CMFT") for approximately $1.25 billion in cash

CEO Comments

“Our operating and financial performance continues to drive favorable results,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “We invested approximately $412 million during the quarter which, combined with the previously announced portfolio acquisition from CMFT, brings us to over $3.0 billion of acquisitions announced year-to-date.”

“Our balance sheet is well-positioned to capitalize on continued activity in our investment pipeline. We raised approximately $572 million of equity during the third quarter primarily through our ATM program, ending the quarter with full availability on our $3.0 billion revolving credit facility, $236 million of cash on hand, and a net debt-to-EBITDA ratio of 5.0x.”

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Total revenue	$374.2	$338.1	$1,094.1	$985.3
Net income available to common stockholders (1)	$101.0	$99.0	$307.2	$278.5
Net income per share	$0.32	$0.34	$0.98	$0.97
Funds from operations (FFO) available to common stockholders (2)	$262.0	$234.6	$759.2	$685.5
FFO per share	$0.82	$0.81	$2.43	$2.39
Adjusted funds from operations (AFFO) available to common stockholders (2)	$265.4	$236.2	$768.0	$687.7
AFFO per share	$0.83	$0.81	$2.46	$2.40
(1) The calculation to determine net income for a real estate company includes impairments, gains on property sales and foreign currency gains and losses. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.
(2) The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages seven and eight of this press release.

Dividend Increases
In September 2019, Realty Income announced the 88th consecutive quarterly dividend increase, which is the 103rd increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of September 30, 2019 was $2.724 per share. The amount of monthly dividends paid per share increased 3.0% to $0.680 in the third quarter of 2019, as compared to $0.660 for the same quarter of 2018. During the third quarter of 2019, the company distributed $216.2 million in common dividends to shareholders, representing 81.5% of its AFFO of $265.4 million.

Real Estate Portfolio Update

As of September 30, 2019, Realty Income’s portfolio consisted of 5,964 freestanding, primarily single-tenant properties located in 49 U.S. states, Puerto Rico and the United Kingdom, leased to 274 different commercial tenants, and doing business in 49 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.3 years. The company's portfolio of commercial real estate, owned primarily under long-term net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of September 30, 2019, portfolio occupancy was 98.3% with 102 properties available for lease out of the 5,964, as compared to 98.3% as of June 30, 2019 and 98.8% as of September 30, 2018.

Changes in Occupancy

Properties available for lease at June 30, 2019	102
Lease expirations	50
Re-leases to same tenant (1)	(26)
Re-leases to new tenant (1)(2)	(3)
Dispositions	(21)
Properties available for lease at September 30, 2019	102

(1)
The annual new rent on these re-leases was $6.96 million, as compared to the previous annual rent of $6.86 million on the same properties, representing a rent recapture rate of 101.5% on the properties re-leased during the quarter ended September 30, 2019.

(2)	Re-leased to one new tenant after a period of vacancy, and two new tenants without vacancy.

Properties available for lease at December 31, 2018	80
Lease expirations	260
Re-leases to same tenant (1)	(174)
Re-leases to new tenant (1)(2)	(12)
Dispositions	(52)
Properties available for lease at September 30, 2019	102

(1)
The annual new rent on these re-leases was $48.52 million, as compared to the previous annual rent of $47.53 million on the same properties, representing a rent recapture rate of 102.1% on the properties re-leased during the quarter ended September 30, 2019.

(2)	Re-leased to six new tenants after a period of vacancy, and six new tenants without vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and U.K. for the periods indicated below:

	Number of Properties	Square Feet (in millions)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Average Cash Lease Yield
Three months ended September 30, 2019
Acquisitions - U.S. (in 23 states)	39	2.0	$372.0	15.1	5.7%
Acquisitions - U.K. (1)	1	0.1	27.6	20.6	4.8%
Total Acquisitions	40	2.1	399.6	15.4	5.7%
Properties under Development - U.S.	11	0.4	11.9	15.0	7.7%
Total (2)	51	2.5	$411.5	15.4	5.7%

Nine months ended September 30, 2019
Acquisitions - U.S. (in 38 states)	214	6.2	$1,412.9	15.7	6.5%
Acquisitions - U.K. (1)	13	1.2	576.8	15.0	5.2%
Total Acquisitions	227	7.4	1,989.7	15.5	6.1%
Properties under Development - U.S.	14	0.4	36.0	16.0	7.4%
Total (3)	241	7.8	$2,025.7	15.5	6.2%

(1)
Represents investments of £22.2 million during the quarter ended September 30, 2019 and £456.1 million during the nine months ended September 30, 2019 multiplied by the applicable exchange rate on the date of acquisition.

(2)
The tenants occupying the new properties operate in 13 industries, and are 48.7% retail and 51.3% industrial, based on rental revenue. Approximately 56% of the rental revenue generated from acquisitions during the third quarter of 2019 is from investment grade rated tenants and their subsidiaries.

(3)
The tenants occupying the new properties operate in 19 industries, and are 89.6% retail and 10.4% industrial, based on rental revenue. Approximately 25% of the rental revenue generated from acquisitions during the first nine months of 2019 is from investment grade rated tenants and their subsidiaries.

Rent Increases
The following summarizes our same store rents on 4,836 properties under lease (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,		Increase
	2019	2018	2019	2018	Three months	Nine months
Rental Revenue	$293.7	$290.2	$882.5	$870.2	1.2%	1.4%

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
Properties sold	27	64
Net sales proceeds	$21.5	$72.6
Gain on sales	$1.7	$15.8

Liquidity and Capital Markets

Capital Raising
During the quarter ended September 30, 2019, Realty Income raised $572.4 million from the sale of common stock at a weighted average price of $74.41 per share.

Credit Facility
Realty Income has an unsecured credit facility, which is comprised of a $3.0 billion revolving credit facility, with an initial term that expires in March 2023 (subject to two six-month options to extend), and a $250.0 million term loan due March 2024. The revolving credit facility also has a $1.0 billion expansion feature. In August 2019, the credit facility was amended to allow for borrowings under the revolving credit facility in up to 14 currencies, including U.S. Dollars. Other terms of the credit agreement, including maturity dates of the revolver and term loans, LIBOR spreads and participating banks, are unchanged by the amendment.  As of September 30, 2019, we had no outstanding borrowings under our revolving credit facility.

2019 Earnings Guidance

We estimate AFFO per share for 2019 of $3.29 to $3.34. AFFO adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

We estimate FFO per share for 2019 of $3.26 to $3.31. FFO per share for 2019 is based on a net income per share range of $1.32 to $1.37, plus estimated real estate depreciation and impairments of $2.00 per share, and reduced by potential estimated gains on sales of investment properties of $0.06 per share (in accordance with NAREIT’s definition of FFO).

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on
November 5, 2019 at 11:30 a.m. PT to discuss the results. To access the conference, dial (877) 701-6180. When prompted, provide the conference ID 4192518.

A telephone replay of the conference call can also be accessed by calling (800) 585-8367 and entering the passcode 4192518. The telephone replay will be available through November 19, 2019. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through November 19, 2019. No access code is required for this replay.

Supplemental Materials

Supplemental materials on third quarter and year-to-date 2019 operating results are available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,900 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 592 consecutive common stock monthly dividends throughout its 50-year operating history and increased the dividend 103 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local and foreign real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
SVP, Capital Markets
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/19	Ended 9/30/18	Ended 9/30/19	Ended 9/30/18
REVENUE
Rental (including reimbursable)	$372,312	$337,252	$1,090,601	$980,365
Other	1,935	829	3,461	4,897
Total revenue	374,247	338,081	1,094,062	985,262

EXPENSES
Depreciation and amortization	149,424	136,967	437,367	402,069
Interest	73,410	69,342	215,918	195,385
General and administrative	16,460	16,332	50,153	49,970
Property (including reimbursable)	20,354	15,806	63,332	48,594
Income taxes	1,822	1,302	4,422	3,733
Provisions for impairment	13,503	6,862	31,236	25,034
Total expenses	274,973	246,611	802,428	724,785
Gain on sales of real estate	1,674	7,813	15,828	18,818
Foreign currency and derivative gains, net	327	—	463	—
Net income	101,275	99,283	307,925	279,295
Net income attributable to noncontrolling interests	(226)	(284)	(740)	(753)
Net income available to common stockholders	$101,049	$98,999	$307,185	$278,542

Funds from operations available to common stockholders (FFO)	$262,031	$234,550	$759,195	$685,514
Adjusted funds from operations available to common stockholders (AFFO)	$265,355	$236,195	$768,026	$687,744

Per share information for common stockholders:
Net income:
Basic	$0.32	$0.34	$0.99	$0.97
Diluted	$0.32	$0.34	$0.98	$0.97

FFO:
Basic	$0.82	$0.81	$2.44	$2.39
Diluted	$0.82	$0.81	$2.43	$2.39

AFFO:
Basic	$0.83	$0.81	$2.47	$2.40
Diluted	$0.83	$0.81	$2.46	$2.40

Cash dividends paid per common share	$0.680	$0.660	$2.030	$1.969

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/19	Ended 9/30/18	Ended 9/30/19	Ended 9/30/18

Net income available to common stockholders	$101,049	$98,999	$307,185	$278,542
Depreciation and amortization	149,424	136,967	437,367	402,069
Depreciation of furniture, fixtures and equipment	(136)	(166)	(438)	(493)
Provisions for impairment	13,503	6,862	31,236	25,034
Gain on sales of real estate	(1,674)	(7,813)	(15,828)	(18,818)
FFO adjustments allocable to noncontrolling interests	(135)	(299)	(327)	(820)
FFO available to common stockholders	$262,031	$234,550	$759,195	$685,514
FFO allocable to dilutive noncontrolling interests	362	217	1,032	667
Diluted FFO	$262,393	$234,767	$760,227	$686,181

FFO per common share:
Basic	$0.82	$0.81	$2.44	$2.39
Diluted	$0.82	$0.81	$2.43	$2.39

Distributions paid to common stockholders	$216,248	$191,703	$629,658	$564,747

FFO available to common stockholders in excess of distributions paid to common stockholders	$45,783	$42,847	$129,537	$120,767

Weighted average number of common shares used for FFO:
Basic	319,945,932	290,664,368	311,556,279	286,599,191
Diluted	320,726,136	291,207,186	312,300,391	287,105,285

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/19	Ended 9/30/18	Ended 9/30/19	Ended 9/30/18
Net income available to common stockholders	$101,049	$98,999	$307,185	$278,542
Cumulative adjustments to calculate FFO (1)	160,982	135,551	452,010	406,972
FFO available to common stockholders	262,031	234,550	759,195	685,514
Amortization of share-based compensation	3,187	3,870	10,478	12,527
Amortization of deferred financing costs (2)	1,299	1,014	3,471	2,872
Amortization of net mortgage premiums	(354)	(354)	(1,061)	(1,167)
Loss (gain) on interest rate swaps	694	(265)	2,058	(3,064)
Straight-line payments from cross-currency swaps (3)	1,754	—	2,553	—
Leasing costs and commissions	(851)	(379)	(1,880)	(2,831)
Recurring capital expenditures	(406)	(382)	(577)	(529)
Straight-line rent	(7,642)	(6,575)	(19,735)	(18,207)
Amortization of above and below-market leases	5,486	4,655	13,227	12,426
Other adjustments (4)	157	61	297	203
AFFO available to common stockholders	$265,355	$236,195	$768,026	$687,744
AFFO allocable to dilutive noncontrolling interests	368	227	1,064	692
Diluted AFFO	$265,723	$236,422	$769,090	$688,436

AFFO per common share:
Basic	$0.83	$0.81	$2.47	$2.40
Diluted	$0.83	$0.81	$2.46	$2.40

Distributions paid to common stockholders	$216,248	$191,703	$629,658	$564,747

AFFO available to common stockholders in excess of distributions paid to common stockholders	$49,107	$44,492	$138,368	$122,997

Weighted average number of common shares used for AFFO:
Basic	319,945,932	290,664,368	311,556,279	286,599,191
Diluted	320,726,136	291,207,186	312,300,391	287,105,285

(1)	See FFO calculation on page seven for reconciling items.

(2)
Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)
Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.

(4)
Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended September 30,	2019	2018	2017	2016	2015

Net income available to common stockholders	$101,049	$98,999	$87,940	$70,302	$60,705
Depreciation and amortization, net of furniture, fixtures and equipment	149,288	136,801	127,436	113,730	104,154
Provisions for impairment	13,503	6,862	365	8,763	3,864
Gain on sales of real estate	(1,674)	(7,813)	(4,319)	(4,335)	(6,224)
FFO adjustments allocable to noncontrolling interests	(135)	(299)	(230)	(174)	(339)

FFO	$262,031	$234,550	$211,192	$188,286	$162,160

FFO per diluted share	$0.82	$0.81	$0.77	$0.73	$0.69

AFFO	$265,355	$236,195	$213,601	$186,575	$165,790

AFFO per diluted share	$0.83	$0.81	$0.77	$0.72	$0.70

Cash dividends paid per share	$0.680	$0.660	$0.635	$0.601	$0.570

Weighted average diluted shares outstanding - FFO	320,726,136	291,207,186	276,050,671	258,356,892	236,739,942

Weighted average diluted shares outstanding - AFFO	320,726,136	291,207,186	276,138,853	258,356,892	236,739,942

For the nine months ended September 30,	2019	2018	2017	2016	2015

Net income available to common stockholders	$307,185	$278,542	$240,662	$202,820	$180,515
Depreciation and amortization, net of furniture, fixtures and equipment	436,929	401,576	371,315	331,617	302,868
Provisions for impairment	31,236	25,034	8,072	16,955	9,182
Gain on sales of real estate	(15,828)	(18,818)	(17,689)	(15,283)	(17,117)
FFO adjustments allocable to noncontrolling interests	(327)	(820)	(683)	(546)	(918)

FFO	$759,195	$685,514	$601,677	$535,563	$474,530

FFO per diluted share	$2.43	$2.39	$2.22	$2.11	$2.05

AFFO	$768,026	$687,744	$623,327	$543,367	$477,006

AFFO per diluted share	$2.46	$2.40	$2.30	$2.14	$2.06

Cash dividends paid per share	$2.030	$1.969	$1.891	$1.786	$1.700

Weighted average diluted shares outstanding - FFO	312,300,391	287,105,285	271,126,114	254,223,301	231,545,745

Weighted average diluted shares outstanding - AFFO	312,300,391	287,105,285	271,214,296	254,458,747	231,545,745

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	September 30, 2019	December 31, 2018
ASSETS	(unaudited)
Real estate, at cost:
Land	$5,085,951	$4,682,660
Buildings and improvements	13,062,209	11,858,806
Total real estate, at cost	18,148,160	16,541,466
Less accumulated depreciation and amortization	(3,017,204)	(2,714,534)
Net real estate held for investment	15,130,956	13,826,932
Real estate held for sale, net	15,770	16,585
Net real estate	15,146,726	13,843,517
Cash and cash equivalents	236,064	10,387
Accounts receivable	163,444	144,991
Lease intangible assets, net	1,313,798	1,199,597
Goodwill	14,503	14,630
Other assets, net	305,369	47,361
Total assets	$17,179,904	$15,260,483

LIABILITIES AND EQUITY
Distributions payable	$74,735	$67,789
Accounts payable and accrued expenses	163,154	133,765
Lease intangible liabilities, net	326,172	310,866
Other liabilities	260,357	127,109
Line of credit payable	—	252,000
Term loans, net	498,936	568,610
Mortgages payable, net	282,053	302,569
Notes payable, net	6,256,400	5,376,797
Total liabilities	7,861,807	7,139,505

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 740,200,000 shares authorized, 325,910,281 shares issued and outstanding as of September 30, 2019 and 370,100,000 shares authorized, 303,742,090 shares issued and outstanding as of December 31, 2018	12,294,138	10,754,495
Distributions in excess of net income	(2,987,120)	(2,657,655)
Accumulated other comprehensive loss	(13,599)	(8,098)
Total stockholders’ equity	9,293,419	8,088,742
Noncontrolling interests	24,678	32,236
Total equity	9,318,097	8,120,978
Total liabilities and equity	$17,179,904	$15,260,483

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
YTD 2019	3.5%	24.9%	3.5%	28.5%	2.5%	17.5%	2.0%	20.6%	1.1%	20.6%

Compound Average Annual Total Return (5)		16.8%		10.9%		10.6%		9.8%		9.9%

Note:   The dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)	FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)
Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)	Includes reinvestment of dividends. Source: NAREIT website and Factset.

(4)	Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.

(5)
The Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income’s NYSE listing on October 18, 1994 through September 30, 2019, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.